Exhibit 99.1

ALLIED HEALTHCARE INTERNATIONAL INC.
REPORTS FISCAL 2006 THIRD QUARTER RESULTS

	Fiscal 2006	Fiscal 2005
	Third quarter	Third quarter
Revenue ($m)	73.2	89.5
Gross Profit ($m)	22.2	26.2
Gross Margin %	30.3%	29.3%
Diluted EPS ($)	0.03	0.10

NEW YORK, NY — August 8, 2006 — Allied Healthcare International Inc. (Nasdaq: AHCI; AIM: AHI), a leading provider of flexible healthcare staffing services in the United Kingdom, has reported the results of its fiscal 2006 third quarter ended June 30, 2006.

Allied’s revenue in the third quarter of 2006 was $73.2 million, a decrease of 18.2% from the same period in 2005. Gross profit decreased by 15.4% to $22.2 million in this quarter, compared to $26.2 million in the comparable period last year. Gross profit margin this quarter increased to 30.3% from 29.3% during the same period last year.

Net income for the quarter ended June 30, 2006 was $1.4 million, or $0.03 per diluted share, compared with net income of $4.7 million, or $0.10 per diluted share, during the comparable period in fiscal 2005.

Allied’s core Social Services business continued to expand again during the third quarter, growing more than 5% from the previous quarter. The expansion of the Social Services sector continued to be primarily attributable to a greater demand from the elderly population and increased contracting activity with local governments.

In the previous quarter it was reported that Allied’s National Health Services (NHS) revenue had declined 36% for the year to date. The decline continued during the third quarter, resulting in a 48% total decline in NHS revenue for the year to date. As a result, the Company’s gross profit mix is currently as follows: NHS 13% (previous quarter 16%); Nursing Homes 15% (previous quarter 16%); Social Services, including private clients, 69% (previous quarter 64%); and Oxygen 4% (previous quarter 4%). The reduction in NHS business was again driven by a decrease in expenditures and the NHS’s downward price pressure on the cost of agency nurses.

Allied will continue to emphasize the Social Services sector and expand its long-term care services. This favorable flexible staffing mix is reflected in Allied’s 30.3% gross margin for the quarter, verses 29.3% for the third quarter last year.

Timothy Aitken, Allied Chairman and Chief Executive Officer, commented: ‘‘Although we continue to face challenges in the NHS sector and our Oxygen respiratory business, these challenges are being addressed and, meanwhile, Allied’s existing network of branches has continued to provide more social-care and home-care visits, as reflected in our expanding gross margins.’’

On February 1, 2006, Allied began delivering at-home respiratory therapy to patients through its new five-year Oxygen contract. The transition from delivering to pharmacists to directly supplying patients has taken longer than anticipated, resulting in higher costs as the Company works to service both home patients and the pharmacy trade for the interim period. Allied anticipates these costs continuing into the next fiscal year, though the Company is considering alternatives for improving operational efficiencies in this business. A recent internal survey of 233 patients indicated that they are happy with the service, and Allied is working closely with the Department of Health to convert the remaining pharmacy-based customers as quickly as possible.

Allied is focused on reducing Selling, General and Administrative costs, which represented approximately 26.4% of gross revenues in the third quarter, compared with 24.6% of gross revenues in the second quarter and 20.4% during the same period the year before. A $1 Million increase in expenses from the same period the previous year was attributable to higher depreciation of $0.5 million for the new Information Technology system and $1.1 million in additional costs from the Company’s respiratory-distribution business. Excluding these costs, Allied has demonstrated progress in reducing the ongoing costs associated with its core division.

Allied invites all those interested in hearing management’s discussion of the second-quarter results to join the conference call by dialing 877-407-9205 on Tuesday, Aug. 8, 2006, at 12:00 PM EST. International participants may access the call by dialing 201-689-8054. A replay will be available for one week following the day of the call by dialing 877-660-6853 for domestic participants and 201-612-7415 for international participants. When prompted, refer to replay passcode account number 286 and conference ID number 210878. Participants may also access a live Web cast of the conference call through the ‘‘Investors’’ section of the Allied website at www.alliedhealthcare.com. The presentation will be available and archived for 90 days.

ABOUT ALLIED HEALTHCARE INTERNATIONAL INC.

Allied Healthcare International Inc. (http://www.alliedhealthcare.com) is a leading provider of flexible healthcare staffing services in the United Kingdom. Allied operates a community-based network of approximately 100 branches with the capacity to provide carers (known as home health aides in the U.S.), nurses, and specialized medical personnel to locations covering approximately 90% of the U.K. population. Allied meets the needs of Private Patients, Community Care, Nursing Homes and Hospitals. The company also supplies medical-grade oxygen for use in respiratory therapy to the U.K. pharmacy market and Northern Ireland and oxygen concentrators to customers in Northern Ireland. Following the award of the new oxygen contracts, the Company now also provides unified oxygen services directly to customers in the South East of England.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this news release may be forward-looking statements. These forward-looking statements are based on current expectations and projections about future events. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements include: Allied’s ability to continue to recruit and retain qualified flexible healthcare staff; ability to enter into contracts with hospitals and other healthcare facility customers on terms attractive to Allied; the general level of patient occupancy at hospital and healthcare facilities of Allied’s customers; demand for the services provided by Allied; the ability to successfully implement acquisition and integration strategies; dependence on the proper functioning of Allied’s information systems; the effect of existing or future government regulation of the healthcare industry, and ability to comply with these regulations; the impact of medical malpractice and other claims asserted against Allied; the effect of regulatory change that may apply to Allied and that may increase costs and reduce revenue and profitability; the ability to use net operating loss carry forwards to offset net income; and the impairment of goodwill, of which Allied has a substantial amount on the balance sheet, may have the effect of decreasing earnings or increasing losses. Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release include those described in Allied’s most recently filed SEC documents, such as its most recent annual report on Form 10-K, all quarterly reports on form 10-Q and any current reports on Form 8-K filed since the date of the last Form 10-K. Allied undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information:

Allied Healthcare Contact:
David Moffatt
Chief Financial Officer
(212) 750-0064
david@alliedhealthcare.com

Investor Contact:
Adam Holdsworth
The Investor Relations Group
(212) 825-3210
adamholdsworth@investorrelationsgroup.com

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ALLIED HEALTHCARE INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Total revenues	$73,170	$89,483	$220,123	$266,861
Gross profit	22,176	26,215	67,438	77,625
Selling, general and administrative expenses	19,301	18,259	54,892	53,509
Operating income	2,875	7,956	12,546	24,116
Interest and other expense, net	945	1,307	2,821	3,250
Foreign exchange (income) loss	(88)	68	(62)	79
Income before income taxes	2,018	6,581	9,787	20,787
Provision for income taxes	668	1,927	2,462	6,251
Net income	$1,350	$4,654	$7,325	$14,536
Basic net income per share of common stock	$0.03	$0.10	$0.16	$0.33
Diluted net income per share of common stock	$0.03	$0.10	$0.16	$0.32
Weighted average number of common shares outstanding:
Basic	44,957	44,830	44,921	44,629
Diluted	44,957	45,329	45,108	45,147